EXHIBIT 10.4

FORM OF
EMPLOYMENT AGREEMENT(1)

        This Employment Agreement ("Agreement") is made and entered into by and between ExactTarget, Inc., a Delaware corporation ("Company"), and [NOTE 1] ("Executive"), effective December 14, 2007.

Background

        A.    The Executive currently serves as the Company's [NOTE 2], pursuant to the terms of an Employment Agreement, originally effective [NOTE 3], and amended, effective September 24, 2007 ("Prior Agreement").

        B.    The Company wishes to the continue the Executive's employment as its [NOTE 2], on the terms and conditions provided herein, and the Executive wishes to continue in such capacity on such terms and conditions.

        C.    The Company is in the business of developing and providing web-based software to its customers, which enables its customers to engage in e-mail marketing for their businesses. The Company employs the Executive in a position of trust and confidence, and the Executive has become acquainted with the Company's business; employees: strategic and operating plans; business practices; processes, and relationships, trade secrets; and other confidential and proprietary information.

        D.    To provide for the Executive's continued employment, the Company and the Executive wish to enter into this Agreement.

        In consideration of the premises and mutual promises and covenants contained in this Agreement, and intending to be legally bound, the parties agree as follows:

Agreement

        Section 1.    Continuation of Employment.    The Company agrees to employ the Executive, and the Executive agrees to be employed by the Company, on the terms and conditions hereof. This Agreement shall supersede the Prior Agreement in its entirety; provided, however, it shall not affect the Executive's right to incentive compensation payable under the terms of the Prior Agreement with respect to 2007 or any portion thereof.

        Section 2.    Defined Terms.    Throughout this Agreement, when the first letter of a word (or the first letter of each word in a phrase) is capitalized, the word or phrase shall have the meaning specified in Appendix A to this Agreement.

        Section 3.    Term.    The Term of the Executive's employment hereunder shall begin on December 14, 2007, and shall continue until the Termination of Executive's Employment hereunder. Notwithstanding the preceding sentence, the provisions of Sections 11 through 14 shall continue after the Term, as provided in such Sections.

        Section 4.    Position and Duties.    At all times during the Term, the Executive shall serve as the Company's [NOTE 2], and shall have such duties, responsibilities, powers, and authority consistent with such title and position as the Company's President and/or Board may assign from time to time. In performing these duties, the Executive shall (i) devote his/her working hours on a full-time basis to his/her duties under this Agreement; (ii) faithfully and loyally serve the Company; (iii) comply in all respects with the lawful and reasonable directions and instructions of the President and/or the Board; and (iv) use his/her best efforts to promote and serve the interests of the Company.

(1)
Form Employment Agreement is supplemented by the individual information referenced in the Schedule at the end of this Exhibit 10.4.

        Section 5.    Compensation, Benefits, and Expense Reimbursement.    During the Term and through the Executive's Termination Date, the Company shall compensate the Executive for her/his services as follows:

          (a)    Base Salary.    The Company shall pay to the Executive, pursuant to its established payroll procedures, as in effect from time to time, base salary at an annual rate of [NOTE 4] or such greater rate as established by the Board from time to time.

          (b)    Annual Bonus Opportunity.    The Company shall provide the Executive with an annual bonus opportunity, as determined by the Board from time to time.

          (c)    Employee Benefits.    The Executive shall be eligible to participate in such benefit plans as are made available to, and on such terms and conditions applicable to, other similarly situated employees of the Company. The Company may change or terminate any such benefit plan at any time, in its sole discretion, subject to applicable legal requirements.

          (d)    Paid Time Off.    The Executive shall be entitled to not fewer than 20 days of paid time off per year, which shall accrue and be governed by the terms of the Company's paid time off policies, as in effect from time to time.

          (e)    Reimbursement of Expenses.    The Company shall reimburse the Executive for reasonable and necessary business expenses incurred in accordance with its established reimbursement policies and procedures, as in effect from time to time.

        Section 6.    Termination of Employment.    The Executive is an at-will employee. Her/His Employment shall automatically Terminate upon her/his death or Disability while an employee. Subject to its payment obligations pursuant to this Section and Section 7 or 8, as applicable, the Company may terminate the Executive's employment at any time, with or without cause, and the Executive may resign at any time, with or without cause. Upon Termination of Employment, the Executive shall be entitled to the following, in addition to any amounts payable under Section 7 or 8:

          (a)   Any earned but unpaid base salary, at the Executive's then effective annual rate, through her/his Termination Date, plus any accrued paid days off due to the Executive under the Company's paid days off program through her/his Termination Date, shall be paid to the Executive not later than the payroll date for the payroll period next following her/his Termination Date.

          (b)   Any reimbursements to which the Executive is entitled under the Company's established reimbursement procedures shall be paid to the Executive as soon as administratively practicable after the Executive presents the required documentation for such reimbursement (and not later than sixty (60) days after the Executive's Termination Date).

          (c)   Any benefits (other than severance) payable to the Executive under any of the Company's incentive compensation or employee benefit plans or programs shall be payable in accordance with the provisions of those plans or programs.

        Section 7.    Non-Change of Control Severance Benefit.

          (a)   If, during the Term and before the occurrence of a Change of Control, either (i) the Company Terminates the Executive's Employment (other than an automatic termination on account of death or Disability or pursuant to Section 9 on account of Unacceptable Performance), or (ii) the Executive voluntarily Terminates her/his Employment for Adequate Reason pursuant to Section 10, the Company shall make a lump sum payment to the Executive as soon as practicable (and not more than thirty (30) working days) after her/his Termination Date equal to [Note 5] of her/his base salary, at the rate then in effect, but determined without regard to any reduction in base salary that would be an event of Adequate Reason. Notwithstanding the preceding provisions of this Subsection, the Executive shall not be entitled to a payment pursuant to this Section if she/he is entitled to a payment pursuant to Section 8.

          (b)   Notwithstanding Subsection (a), if the Executive is a "specified employee" within the meaning of Code Section 409A(a)(2)(B)(i), to the extent required by such Code Section, the payment otherwise required by Subsection (a) shall be delayed to the earliest date on which such payment is permitted.

        Section 8.    Change in Control Severance Benefit.

          (a)   If, during the Term and concurrent with or within twelve (12) months after a Change in Control, either (i) the Company Terminates the Executive's Employment (other than an automatic termination on account of death or Disability or pursuant to Section 9 on account of Cause), or (ii) the Executive voluntarily Terminates her/his Employment for Good Reason pursuant to Section 10, the Company shall make a lump sum payment to the Executive as soon as practicable (and not more than thirty (30) working days) after her/his Termination Date equal to the sum of (i) [Note 6] of her/his base salary, at the rate then in effect, but determined without regard to any reduction in base salary that would be an event of Good Reason, plus (ii) 50% of her/his bonus for the calendar year immediately preceding the year in which her Termination Date occurs.

          (b)   Notwithstanding Subsection (a), if the Executive is a "specified employee" within the meaning of Code Section 409A(a)(2)(B)(i), to the extent required by such Code Section, the payment otherwise required by Subsection (a) shall be delayed to the earliest date on which such payment is permitted.

        Section 9.    Termination by Company for Unacceptable Performance or Cause.    The Company, by Board action, may Terminate the Executive's Employment for Unacceptable Performance or Cause by providing written notice to the Executive (i) informing her/his that the Company has Terminated her Employment for Unacceptable Performance or Cause, as applicable, (ii) specifying the effective date of such Termination, (iii) specifying in detail the events of Unacceptable Performance or Cause on which the Termination is based, and (iv) informing the Executive that she/he has the right to be heard by the Board regarding the existence of Unacceptable Performance or Cause by making a written request to the Board within fifteen (15) days after receiving the Board's notice of Termination. If the Executive requests a hearing pursuant to clause (iv) of the preceding sentence, the Board shall hold a meeting (which may be held telephonically, at the Board's discretion) as soon as administratively feasible thereafter, at which a quorum shall be present. The Executive and her/his representative shall be given the opportunity to present evidence regarding the issue of Unacceptable Performance or Cause at such meeting. After considering the Executive's evidence, the Board shall re-consider its determination of Unacceptable Performance or Cause, and it shall provide the Executive with written notice of its decision as soon as administratively feasible thereafter. Termination of the Executive's Employment other than as provided in this Subsection shall be deemed a Termination of Employment for reasons other than Unacceptable Performance or Cause, as applicable.

        Section 10.    Termination for Adequate Reason or Good Reason by Executive.    The Executive may voluntarily Terminate her/his Employment for Adequate Reason or Good Reason, as applicable, on the condition that (i) she/he provides the Company at least thirty (30) days' prior written notice identifying, in reasonable detail, the acts or omissions of the Company constituting Adequate Reason or Good Reason, (ii) such notice is given within ninety (90) days after the first occurrence of such act or omission, (iii) the Company is given ample opportunity to cure any deficiency stated in such written notice during such thirty-day period, and (iv) such cure does not occur by the end of the thirty-day cure period.

        Section 11.    Confidential Information.    The Executive acknowledges that she/he has had or will have access to, or knowledge of, trade secrets and other Confidential Information.

          (a)    Confidential Information Defined.    "Confidential Information" shall include all information, whether or not originated by the Executive, that (i) is used in the business any ExactTarget Entity and (i) (A) proprietary to or created by or on behalf of any ExactTarget Entity and from which the ExactTarget Entity derives actual or potential economic value due to its confidential nature, (B) designated as confidential by any ExactTarget Entity in writing, or (C) not generally available to persons other than personnel of any ExactTarget Entity and that the Company takes reasonable efforts to protect from disclosure, including, but not limited to the following types of information (whether or not designated as confidential):

            (1)   Information regarding any ExactTarget Entity's customers, clients, and their representatives, potential customers, or leads; the content of any contracts to which any ExactTarget Entity is or was a party or is or was bound; data provided by any ExactTarget Entity; and the type, quantity, and specifications of products and services being sold to, purchased, leased, licensed, or received by any of ExactTarget Entity;

            (2)   Information received by any ExactTarget Entity from third parties (such as vendors) under an obligation of confidentiality, restricted disclosure, or restricted use;

            (3)   Any ExactTarget Entity's internal personnel and financial information (including the revenue, costs, or profits associated with any ExactTarget Entity's products); payroll information, purchasing and internal cost information, internal service and operational manuals, and other information of any ExactTarget Entity and the manner and methods of conducting the ExactTarget Entity's businesses;

            (4)   Information with respect to any ExactTarget Entity's products, facilities, methods, systems, trade secrets, and intellectual property, including but not limited to design, development, or construction information;

            (5)   Work product and other information related to work or projects performed or about to be performed for any ExactTarget Entity or for any of its customers;

            (6)   Marketing and developmental plans, price and cost data, price and fee amounts, pricing and billing policies, quotation procedures, marketing techniques, methods of obtaining business, forecasts, forecast assumptions and volumes, future plans, and potential strategies of any ExactTarget Entity;

            (7)   Hardware, software, computer programs, and other technology developed or used by any ExactTarget Entity; and

            (8)   Any other proprietary information relating to any ExactTarget Entity that may have been obtained by the Executive before or after the date of this Agreement.

Information or documents that are generally available or accessible to the public shall be deemed Confidential Information, if the information was retrieved, gathered, assembled, or maintained by the Company in a manner not available to the public. From time to time, the Company or another ExactTarget Entity may, for its own benefit, choose to place certain of its Confidential Information or records in the public domain. The fact that such Confidential Information may be made available to the public in a limited form and under limited circumstances does not change the confidential and proprietary nature of such information, and does not release the Executive from her/his duties with respect to such Confidential Information, except to the extent of such limited form or limited circumstance as set forth in this Agreement.

          (b)    Ownership of Confidential Information.    All Confidential Information is and shall remain the exclusive property of the ExactTarget Entities, whether or not prepared in whole or in part by the Executive and whether or not disclosed to or entrusted to the custody of the Executive. Upon the Termination of the Executive's Employment, or upon the request of the Company at any time, the Executive shall promptly deliver to the Company all documents, tapes, disks, software, or other storage media and any other materials, and all copies thereof in whatever form, in the possession of the Executive pertaining to the business of the ExactTarget Entities, including, but not limited to, any materials containing Confidential Information, and all other property of an ExactTarget Entity in the Executive's possession or under the Executive's custody or control.

          (c)    Non-Disclosure and Non-Use of Confidential Information.    The Executive and the Company acknowledge and agree that disclosure of any Confidential Information to a third party, especially to any Competitor or unauthorized Vendor of the ExactTarget Entities, would be extremely detrimental and prejudicial to the ExactTarget Entities. Therefore, the Executive shall hold all Confidential Information in strict confidence and solely for the benefit of the ExactTarget Entities. The Executive shall use all Confidential Information only as required in the course of the Executive's employment with the Company as provided hereunder and for no other purpose. Except as directed by a superior officer or the Board, the Executive shall not disclose any Confidential Information to anyone except the ExactTarget Entities, their authorized representatives, and third parties as required in the ordinary course of the Executive's performance of her/his duties under this Agreement. The Executive shall follow all Company policies and procedures to protect all Confidential Information and shall take any additional precautions necessary under the circumstances to preserve and protect the use or disclosure of any Confidential Information. These confidentiality obligations shall continue during the Restricted Period. None of the obligations and restrictions set forth in this Subsection applies to any part of the Confidential Information that the Executive demonstrates (i) was or became generally available to the public other than as a result of a direct or indirect disclosure by the Executive, (ii) is required to be disclosed pursuant to an enforceable court order, or (iii) is required to be disclosed by applicable law.

        Section 12.    Restrictive Covenants.

          (a)    Non-Competition.    During the Restricted Period, the Executive shall not, directly or indirectly, perform on behalf of any Competitor, Vendor, or Customer the same or similar services as those performed by the Executive for the Company at any time during the Executive's latest twelve (12) months of service to the Company, to the extent that such services would be competitive with the Company's Business, and shall not own, manage, operate, join, control, lend money or other assistance to, participate in, or otherwise be connected with any Competitor in (i) any market served by the Company or any ExactTarget Entity; (ii) any market within a seventy-five (75) mile radius of Marion County, Indiana; (iii) any market in the State of Indiana; or (iv) any market within the broadest enforceable geographic area, including, but not limited to, each state and other jurisdiction within the United States of America. Due to the nature of the Company's Business of providing web-based services, the potential irreparable harm that will occur to the Company as a result of competition by the Executive is not necessarily tied to the physical location or presence of the Company or any Customer.

          (b)    Non-Solicitation.    During the Restricted Period, the Executive shall not contact or solicit, either on behalf of the Executive or on behalf of others, any Customer in order to (i) divert or influence or attempt to divert or influence any business of the Company or another ExactTarget Entity to a Competitor, (ii) market, distribute, sell, or provide any products or services in competition with the Company, or (iii) otherwise interfere in any fashion with the Company's Business or operations then being conducted by the Company or another ExactTarget Entity.

          (c)    No Hire.    During the Restricted Period, the Executive shall not, on behalf of the Executive or on behalf of persons other than the ExactTarget Entities, hire, employ, or attempt to hire or employ any Service Provider who is an employee, or in any way (i) cause or assist or attempt to cause or assist any Service Provider to leave the Company or any other ExactTarget

  Entity, or (ii) directly or indirectly seek to solicit, induce, bring about, influence, promote, facilitate, or encourage any Service Provider to leave the Company or any other ExactTarget Entity.

          (d)    Non-Disparagement.    The Executive shall not make any negative or disparaging remarks about the Company or any other ExactTarget Entity to any Competitor, Vendor, Customer, Service Provider, the media, or any other person.

          (e)    Exceptions.    The prohibitions in this Section shall apply to any employment with, involvement or engagement in, or control of another business or entity, whether as an employee, owner, manager, director, officer, agent, sole proprietor, joint venturer, partner, member, stockholder, independent contractor, or in any other capacity; provided, however, these prohibitions shall not prevent the ownership of stock or other equity interests that are publicly traded, provided that (i) the investment is passive, (ii) the Executive has no other involvement with the corporation or other entity, and (iii) the Executive's interest is less than five (5%) percent of the outstanding shares or other equity interests of the company, and (iv) the Executive makes full disclosure to the Company of the ownership of the stock or other equity interests at the time that she/he acquires the shares of stock or other equity interests.

          (f)    Reasonable Restrictions.    The Executive agrees that the terms and covenants contained in this Section are fair, reasonable, and necessary to protect the legitimate interests of the ExactTarget Entities. Notwithstanding anything contained herein to the contrary, if the scope of any restriction or covenant contained in this Section is found by a court of competent jurisdiction to be too broad to permit enforcement of such restriction or covenant to its full extent, the such restriction or covenant shall be enforced to the maximum extent permitted by law. The parties hereby acknowledge and agree that a court of competent jurisdiction shall invoke and exercise the blue pencil doctrine to the fullest extent permitted by law to enforce this Agreement.

        Section 13.    Remedies.

          (a)    Damages.    To the extent calculable, the Company and the Executive shall each be liable to the other for any monetary damages caused by any breach of this Agreement. In the event of the breach by the Executive of Section 11 or 12, the Company shall also be entitled to recover from the Executive its lost profits, and the parties agree that any gross profits earned by the Executive's new employer as a direct or indirect result of any violation of Section 11 or 12 shall be deemed lost profits of the Company.

          (b)    Injunctive Relief.    The Executive understands that any violation by the Executive of this Agreement, including but not limited to any provision of Section 11 or 12, shall cause the Company to suffer irreparable harm for which the Company will have no adequate remedy at law. Therefore, if the Executive threatens to violate or violates any provision of this Agreement, the Company shall be entitled to seek injunctive relief, including but not limited to a temporary restraining order and/or a preliminary or permanent injunction to restrain or enjoin any violation or threatened violation of this Agreement. The Company shall be entitled to seek immediate injunctive relief without notice and without the posting of any bond. The Company's right to injunctive relief shall be in addition to, and not in lieu of, any other remedy that it may seek.

          (c)    Attorneys' Fees and Costs.    If Company does not pay amounts due hereunder following a Change in Control, and the Executive successfully brings an action to enforce her/his rights hereunder, the Company shall promptly reimburse the Executive for all reasonable attorneys' fees and other costs incurred in bringing such action.

        Section 14.    Assignment of Inventions.    Any and all inventions, improvements, discoveries, designs, works of authorship, concepts or ideas, or expressions thereof, whether or not subject to patents, copyrights, trademarks, or service mark protections, and whether or not reduced to practice, that are conceived or developed by the Executive (whether alone or in conjunction with the efforts of others) while employed with the Company and which relate to or result from the actual or anticipated business, work, research, or investigation of the Company (collectively, "Inventions"), shall be the sole and exclusive property of the Company. The Executive shall do all things reasonably requested by the Company to assign to and vest in the Company the entire right, title, and interest to any such Inventions and to obtain full protection therefor. Notwithstanding the foregoing, the provisions of this Agreement do not apply to an Invention for which no equipment, supplies, facility, or Confidential Information of the Company was used and which was developed entirely on the Executive's own time, unless (i) the Invention relates to (A) the Company's Business or (B) the Company's actual or demonstrably anticipated research or development, or (ii) the Invention results from any work performed by the Executive for the Company.

        Section 15.    Statutory and Common Law Duties.    The duties that the Executive owes to the Company under this Agreement shall be deemed to include statutory and common law obligations of the Executive and do not in any way supersede or limit any of the obligations or duties that the Executive otherwise owes to the Company. This Agreement is intended, among other things, to supplement, but not displace, the provisions of the Indiana Uniform Trade Secrets Act, as enacted and amended from time to time.

        Section 16.    Assignment and Binding Effect.    The Company's rights and obligations hereunder shall inure to the benefit of and be binding on the Company's successors and assigns. This Agreement shall also be binding on the Executive's heirs and the executor and personal representative of the Executive's estate. The Executive's obligations hereunder are personal in nature and may not be assigned by the Executive to any other person.

        Section 17.    Severability.    If a court of competent jurisdiction makes a final determination that any term or provision of this Agreement is invalid or unenforceable, and all rights to appeal the determination have been exhausted or the period of time during which any appeal of the determination may be perfected has been exhausted, the remaining terms and provisions shall be unimpaired and shall be deemed valid and enforceable.

        Section 18.    Entire Agreement and Modifications.    This Agreement constitutes the entire agreement by and between the Company and the Executive with respect to the terms of the Executive's employment by the Company (other than any option to purchase securities of the Company or other similar agreement previously, contemporaneously, or subsequently entered into between the Company and the Executive) and shall supersede all prior and contemporaneous negotiations, agreements, commitments, representations, discussions, and understandings with respect thereto, whether written or oral, except obligations imposed by law, which shall be deemed a part of this Agreement. Any amendment of, change to, or modification of this Agreement shall be effective only if such amendment, change, or modification is in writing and signed by an authorized representative of the parties hereto. No agreement or representation, oral or otherwise, express or implied, with respect to the subject matter hereof has been made by any party which is not expressly set forth in this Agreement.

        Section 19.    Interpretation.    This Agreement shall be construed as a whole, according to its fair meaning, and not construed for or against either party.

        Section 20.    Waiver.    No act or omission by the Company shall be deemed a waiver by the Company of any of its rights under this Agreement absent a writing to that effect signed by the Company. The waiver by any party of compliance by any other party with any provision of this Agreement shall not operate or be construed as a waiver of any other provision of this Agreement (whether or not similar), or a continuing waiver or a waiver of any subsequent breach by a party of a provision of this Agreement. Performance by any party of any act not required of it under the terms and conditions of this Agreement shall not constitute a waiver of the limitations on its obligations under this Agreement, and no performance shall estop that party from asserting those limitations as to any further or future performance of its obligations. The Executive acknowledges that every situation is unique, and the Company may need to respond to the actions by one employee, consultant, or service provider differently from its response to the actions of another employee, consultant, or service provider. Therefore, the failure of the Company to enforce the same, similar, or different restrictions against another employee or to seek a different remedy shall not be construed as a waiver or estoppel to the enforcement of the restrictions against the Executive.

        Section 21.    Withholdings.    All compensation paid to the Executive pursuant to this Agreement shall be subject to required withholdings under federal, state, and local laws and shall be payable in accordance with the Company's standard payroll practices and polices as they are applied to similarly situated employees.

        Section 22.    Governing Law, Venue, and Jurisdiction.    The validity, performance, enforcement, interpretation, and any other aspect of this Agreement shall be governed by the laws of the State of Indiana, notwithstanding the choice of law provisions of any jurisdiction. The Executive hereby consents to the exclusive jurisdiction of the local, state, and federal courts, as applicable, within Marion County, Indiana, and waives any defense of lack of personal jurisdiction or improper venue to a claim brought in such court. EACH OF THE PARTIES EXPRESSLY WAIVE ANY RIGHTS TO A JURY TRIAL THAT IT MAY OTHERWISE HAVE IN ANY COURT WITH RESPECT TO THIS AGREEMENT TO THE EXTENT PERMITTED BY LAW.

        Section 23.    Notices.    All notices and other communications given or made pursuant to this Agreement shall be in writing and shall be deemed to have been duly given (i) on the date of service, if served personally on the party to whom notice is to be given, (ii) when sent by confirmed electronic mail or facsimile, if sent during the normal business hours of the recipient to the work facsimile number or e-mail address of the recipient, and if not sent during such normal business hours, then on the next business day, or (iii) on the third day after mailing, if mailed to the party to whom notice is to be given by registered or certified mail, return receipt requested, postage prepaid, to the following addresses:

  (a)
  If to the Company, to:

    ExactTarget, Inc.
    Attn: [NOTE 7]
    20 N. Meridian
    Suite 200
    Indianapolis, IN 46204

  (b)
  If to the Executive, to the Executive's last known residential address.

Either party hereto may, by giving written notice to the other party hereto as provided above, change the foregoing contact information to which notice shall then be sent.

        Section 24.    Headings.    Section headings are inserted for convenience only and shall not be deemed to constitute part of this Agreement or to affect its interpretation.

        Section 25.    Counterparts.    This Agreement may be executed in two counterparts, each of which shall be deemed to be an original, but both of which together shall constitute one and the same Agreement. Only one counterpart signed by the party against which enforcement is sought needs to be produced to evidence the existence of this Agreement.

        Section 26.    Executive Warranties.    The Executive warrants and represents to the Company that her/his execution and performance of this Agreement do not and will not violate any express or implied obligations of the Executive to any other individual or entity and that the Executive shall provide a copy of this Agreement to any person or entity that employs or attempts to employ or otherwise engage the services of the Executive after the Termination of her/his Employment.

        Section 27.    Acknowledgment.    THE COMPANY AND THE EXECUTIVE HAVE READ THIS AGREEMENT, UNDERSTAND IT, AND VOLUNTARILY AGREE TO BE BOUND BY ITS TERMS. THE COMPANY AND THE EXECUTIVE ACKNOWLEDGE THAT THEY HAVE HAD ADEQUATE OPPORTUNITY TO CONSULT WITH LEGAL COUNSEL OR OTHER ADVISORS BEFORE SIGNING THIS AGREEMENT.

        IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

EXECUTIVE		EXACTTARGET, INC.

By:	[NOTE 1]	By:	[NOTE 7]

Date:		Date:

Appendix A
Defined Terms

        For purposes of this Agreement, the following terms, when capitalized, shall be the meanings specified below:

        "Adequate Reason" means, without the Executive's written consent, the Company's (i) material breach of this Agreement, (ii) material reduction of the Executive's base compensation, or (iii) requirement that the Executive perform the principal duties of employment at a location that is more than forty (40) miles from the Company's headquarters in Indianapolis, Indiana (or such other location as previously agreed to by the Executive).

        "Board" or "Board of Directors" means the Company's Board of Directors or the committee of the Company's Board of Directors to which authority to determine a matter has been delegated (to the extent of such delegation).

        "Cause" means the Executive's (i) act or omission constituting fraud that is materially injurious to the Company; (ii) commission of a felony that is materially injurious to the Company, (iii) intentional disclosure of Confidential Information that is materially injurious to the Company; or (iv) material neglect of duty or serious misconduct that is materially injurious to the Company; provided, in the case of this clause (iv), that the Executive has failed to correct such neglect or misconduct within thirty (30) days after receiving a written statement from the Board identifying such neglect and/or misconduct in reasonable detail. "Cause" does not include the Executive's failure or refusal to follow an unreasonable or unlawful instruction or direction from the Board or the Company's President.

        "Change in Control" means (i) the Company's consummation of a merger, consolidation, reorganization, or similar business transaction, unless immediately after such transaction, more than 50% of the outstanding voting power of the surviving or resulting entity is held by persons who were shareholders of the Company immediately before the transaction; or (ii) the Company's consummation of a sale of all or substantially all of its assets.

        "Company's Business" means the business conducted by the Company, including the development and provision of web-based software to its customers, which enables its customers to engage in e-mail marketing for their businesses.

        "Company" means Exact Target, Inc. and any successor to substantially all of the business of Exact Target, Inc. by merger, consolidation, reorganization, or similar transaction.

        "Competitor" means any person or entity that competes with the Company or any other ExactTarget Entity in a business that is the same as or substantially similar to the Company's Business.

        "Confidential Information" has the meaning specified in Subsection 11(a).

        "Customer" means any person or entity that, at any time during the Executive's latest twelve (12) months of service to the Company, used or purchased or contracted to use or purchase any products or services from the Company or any other ExactTarget Entity or was in discussion with, or being solicited by, the Company or any other ExactTarget Entity with respect to such use or purchase.

        "Disability" means that the Executive is eligible for benefits under the Company's long-term disability program.

        "ExactTarget Entities" means, collectively, the Company and its subsidiaries, and "ExactTarget Entity" means the Company or one of its subsidiaries.

        "Good Reason" means, without the Executive's prior written consent, the Company's (i) material breach of this Agreement, (ii) material reduction of the Executive's base compensation, (iii) requirement that the Executive perform the principal duties of employment at a location that is more than forty (40) miles from the location at which she was required to perform such duties immediately before the Change in Control, (iv) material diminution of the Executive's authority, duties, or responsibilities, (v) material diminution in the budget over which the Executive retains authority, or (vi) material diminution in the authority, duties, responsibilities of the supervisor to whom the Executive is required to report.

        "Restricted Period" means the period of time during the Executive's employment with the Company and continuing for twelve (12) months after the Executive's Termination Date. If the Executive breaches Section 12 of the Agreement during the Restricted Period, the Restricted Period shall be extended automatically by the number of days during which the Executive is in breach of such Section.

        "Service Provider" means any person or entity that was, at any time during the Executive's latest twelve (12) months of service to the Company, an employee, consultant, or other service provider of the Company or any other ExactTarget Entity.

        "Term" has the meaning specified in Section 3.

        "Termination Date" means the effective date of the Executive's Termination of Employment.

        "Termination," "Termination of Employment," "Terminate the Executive's Employment," or any variation thereof means a separation from service within the meaning of Code Section 409A(a)(2)(A)(i). If the Company sells all or substantially all of its business assets to an unrelated entity, to the extent permitted by Code Section 409A and the guidance thereunder, the Company and the purchaser of such assets may agree that such purchaser will stand in place of the Company hereunder, and that a Termination of Employment shall not have occurred with respect to the Executive, if the Executive becomes an employee of such purchaser immediately after the sale. In the case of such an agreement, the term "Company" shall include such purchaser.

        "Unacceptable Performance" means the Executive's (i) act or omission constituting Cause, (ii) willful and material failure to perform the duties of her employment (except in the case of a Termination of Employment for Adequate Reason or on account of the Executive's physical or mental inability to perform such duties), provided that the Executive does not cure such failure within five (5) days after receiving written notice from the Board specifying such failure in detail, (iii) willful and material violation of the Company's code of ethics or written harassment policies, or (iv) intentional breach of a material term or condition of this Agreement, provided that the Executive does not cure such failure within five (5) days after receiving written notice from the Board specifying such failure in detail.

        "Vendor" means any person or entity that, at any time during the Executive's latest twelve (12) months of service to the Company, provided or contracted to provide services or products to the Company or any other ExactTarget Entity.

SCHEDULE

        Schedule to Notes in Form of Employment Agreement

Note 1 (Name)	Note 2 (Title)	Note 3 (Effective Date)	Note 4 (Base Salary)	Note 5	Note 6	Note 7
Scott D. Dorsey	President and Chief Executive Officer	July 15, 2004	$250,000	100%	150%	Compensation Committee Chair
Traci M. Dolan	Chief Financial Officer, Executive Vice President, Finance and Administration	October 1, 2004	$175,000	50%	100%	President
Scott J. Bleczinski	Executive Vice President, Sales	May 1, 2002	$175,000	50%	100%	President
Scott S. McCorkle	Executive Vice President, Technology and Product	August 15, 2005	$200,000	50%	100%	President
Peter D. McCormick	Vice President—Partnerships	July 15, 2004	$175,000	50%	100%	President